Exhibit 99.1

461 SO. MILPITAS BLVD.

MILPITAS CA

95035 USA

NEWS

For Immediate Release

GLOBALSTAR, INC. ANNOUNCES QUARTERLY RESULTS FOR FIRST QUARTER OF 2007

Service provider shows subscriber growth and decreased monthly churn

MILPITAS, CA. —  (May 14, 2007) – Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, government and individuals, announced today its financial and operational results for the three months ended March 31, 2007.

“Despite a difficult quarter which included a number of technical challenges while dealing with negative competitive marketing and sales tactics, we continued to show subscriber growth and decreased monthly churn,” said Jay Monroe, Chairman and CEO of Globalstar, Inc.  “The service issues related to the realignment of our constellation that occurred during the quarter, and the new concerns about the service life of our satellites had a negative impact on our customers and distributors.  As a result, we experienced quarterly decreases in net income, adjusted EBITDA and service revenue.”

Mr. Monroe added, “Regardless, we will continue to invest in our core satellite business in order to improve and geographically expand our satellite coverage.  Currently, we are proceeding with preparations to launch eight spare first generation satellites, with the first four expected to lift-off late in this month.  We are also finalizing plans for the installation of a new Simplex data appliqué in Australia, which will expand our Simplex data coverage throughout the remainder of Australia, New Zealand and the surrounding maritime region.  We have also just completed an agreement with SingTel to provide services in Southeast Asia and are considering the possibility of constructing an additional gateway in the region plus we continue with our negotiations for the purchase of three gateway ground stations in Brazil.”

Non-financial Company Highlights in Q1 2007 Included:

•  Globalstar signed a EUR 9 million (approximately US$12 million) agreement with Thales Alenia Space, formerly known as Alcatel Alenia Space, for the upgrade of the Company’s Satellite Operations Control Center, its backup ground control facility and its satellite control gateways.

•  The Company launched the new GSP-1700 mobile satellite handset into the U.S. market.

•  Globalstar installed the necessary data routing hardware and software at its satellite gateway ground station in Nicaragua thereby completing the Company’s satellite packet data network.

•  The Company announced the new GSP-1720 satellite data and voice module or SDVM, manufactured by QUALCOMM Incorporated.  The SDVM is a duplex data module that also has voice capability allowing data integrators to develop satellite data solutions with voice functionality.

•  Globalstar also announced the availability of a new smaller lighter satellite Simplex data modem known as the AXTracker MMT, manufactured by Simplex data integrator Axonn LLC.

First quarter service revenue was $17.5 million compared to $20.7 million during the same period in 2006. Adjusted service revenue (adjusted for the Company’s annual rate plans) was $20.0 million compared to $23.1 million during the same period in 2006.  Subscriber equipment sales for the first quarter of 2007 were $5.7 million, compared to $9.6 million during the same period in 2006.

Globalstar ended the first quarter of 2007 with approximately 272,000 total subscribers, an operating loss of $0.6 million and an Adjusted EBITDA of $4.6 million.  Net income for the first quarter of 2007 was $0.4 million compared to $22.5 million in the same period of 2006.   Net income in the first quarter of 2006 included a $21.4 million gross income tax benefit related to the Company’s conversion to a Corporation ($18.8 million, net of income tax expense).

Fully diluted earnings per share (EPS) for the first quarter of 2007 were $0.01 compared to $0.36 for the same period in 2006.  EPS in the first quarter of 2006 included a $21.4 million gross income tax benefit related to the Company’s conversion to a corporation ($18.8 million, net of income tax expense).

Key financial performance measures (see the chart titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” found later in this release) for the three months ended March 31, 2007 were as follows:

•  Gross additions during the first quarter of 2007 were approximately 12,600 compared to approximately 9,500 during the same period in 2006.  This resulted in net subscriber growth of approximately 8,800 during the quarter, which increased the total number of Globalstar subscribers at March 31, 2007 to approximately 272,000.  This was an increase of 10 percent compared to the approximately 8,000 added during the first quarter in 2006.

•  The average monthly Churn Rate during the first quarter of 2007 decreased to approximately 1.0 percent per month compared to 1.4 percent per month during the same period in 2006.

•  Total revenue in the first quarter of 2007 was $23.2 million compared to $30.3 million during the same period in 2006.  Adjusted total revenue (adjusted for the Company’s annual rate plans) in the first quarter of 2007 was $25.7 million compared to $32.8 million during the same period in 2006.

Conference Call Note

As previously announced, Globalstar will conduct a conference call scheduled for May 14, 2007 at 5:00 p.m. Eastern Time to discuss the first quarter 2007 results.

Details are as follows:
Earnings Call:	Dial: 800.322.5044 (US and Canada), 617.614.4927 (International) and participant pass code # 56643782
Audio Replay:

A replay of the earnings call will be available for a limited time and can be heard after 7:00 p.m. ET on May 14, 2007. Dial: 888-286-8010 (US and Canada), 617-801-6888 (International) and pass code # 37714251. An audio replay will also be posted on the Company website at www.globalstar.com

About Globalstar, Inc.

With over 250,000 activated satellite voice and data units, Globalstar offers satellite services to commercial and recreational users in more than 120 countries around the world. The company’s voice and data products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset tracking, data monitoring and SCADA applications.

For more information regarding Globalstar, please visit Globalstar’s web site at www.globalstar.com

###

For further media information:

Globalstar, Inc.

Dean Hirasawa

(408) 933-4006

Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases

This press release contains certain statements such as “regardless, we will continue to invest in our core satellite business in order to improve and geographically expand our satellite coverage,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Globalstar’s control, including demand for the Company’s products and services; problems relating to the construction, launch or in-orbit performance of its existing and future satellites, problems relating to the ground-based facilities operated by it or by independent gateway operators; its ability to attract sufficient additional funding if needed to meet its future capital requirements; competition and its competitiveness vis-a-vis other providers of satellite and ground-based communications products and services; the pace and effects of industry consolidation; the continued availability of launch insurance on commercially reasonable terms, and the effects of any insurance exclusions; changes in technology; its ability to continue to attract and retain qualified personnel; worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis; and legal, regulatory, and tax developments, including changes in domestic and international government regulation.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the Company undertakes no obligation to update any such statements. Additional information on factors that could influence Globalstar’s financial results is included in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006.

GLOBALSTAR, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share data)

(Unaudited)

	Three Months Ended
	March 31, 2007	March 31, 2006

Revenue:
Service revenue	$17,466	$20,694
Subscriber equipment sales	5,688	9,648
Total revenue	23,154	30,342
Operating expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	6,383	6,547
Cost of subscriber equipment sales	3,451	8,515
Marketing, general, and administrative	11,482	9,965
Depreciation and amortization	2,424	1,390
Total operating expenses	23,740	26,417
Operating income (loss)	(586)	3,925
Other income (expense):
Interest income	828	167
Interest expense	(311)	(20)
Interest rate derivative loss	(364)	—
Other	1,234	(337)
Total other income (expense)	1,387	(190)
Income before income taxes	801	3,735
Income tax expense (benefit)	357	(18,751)
Net income	$444	$22,486
Earnings per common share:
Basic	$0.01	$0.36
Diluted	0.01	0.36
Weighted-average shares outstanding:
Basic	73,651,548	61,947,654
Diluted	73,745,811	62,277,366

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP.  A reconciliation of these measures to GAAP and a discussion of certain other operating metrics used in the industry are presented below.

GLOBALSTAR, INC.

RECONCILIATION OF GAAP TO ADJUSTED /1

(In thousands, except ARPU)

(Unaudited)

	Three months ended March 31, 2007			Three months ended March 31, 2006
	Annual Plans			Annual Plans
	GAAP	Adjustment	Adjusted /1	GAAP	Adjustment	Adjusted /1
	Unaudited			Unaudited
Revenue
Service Revenue	$17,466	$2,524	$19,990	$20,694	$2,424	$23,118
Equipment Revenue	5,688	—	5,688	9,648	—	9,648
Total Revenue	$23,154	$2,524	$25,678	$30,342	$2,424	$32,766

Operating Expenses
Cost of Services	6,383	—	6,383	6,547	—	6,547
Cost of Subscriber Equipment	3,451	—	3,451	8,515	—	8,515
Marketing, General and Administrative	11,482	—	11,482	9,965	—	9,965
Depreciation & Amortization	2,424	—	2,424	1,390	—	1,390
Total Operating Expenses	$23,740	$—	$23,740	$26,417	$—	$26,417

Operating Income/(Loss)	$(586)	$2,524	$1,938	$3,925	$2,424	$6,349

Interest Income/(Expense)	153	—	153	147	—	147
Other Income/(Expense)	1,234	—	1,234	(337)	—	(337)
Income Tax Expense (Benefit)	357	—	357	(18,751)	—	(18,751)

Net Income	$444	$2,524	$2,968	$22,486	$2,424	$24,910

EBITDA	$3,072	$2,524	$5,596	$4,978	$2,424	$7,402

Non-Cash Stock Compensation	240	—	240	—	—	—
Foreign Exchange (Gain)/Loss	(1,234)	—	(1,234)	337	—	337

Adjusted EBITDA	$2,078	$2,524	$4,602	$5,315	$2,424	$7,739
Adjusted EBITDA Margin	9%		18%	18%		24%

Retail ARPU	$42.71	$6.59	$49.30	$58.55	$8.01	$66.56

/1   Annual Plans are adjusted to reflect revenue as though they were monthly plans.

(1)                                 Adjusted Service Revenue, Adjusted EBITDA and Adjusted APRU are adjustments made to reflect the company’s annual service pricing plans that are adjusted and reported as though they were Globalstar monthly service plans. Adjusted EBITDA is further adjusted to exclude non-cash stock compensation expense, asset impairment charges, foreign exchange gains/(losses) and certain other non-cash charges.  Management uses Adjusted figures for service revenue, EBITDA, and ARPU in order to manage the company’s business and to compare its results more closely to the results of its peers.

(2)                                 Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of retail subscribers during that month.  Average monthly revenue per user as so defined may not be similar to average monthly revenue per user as defined by other companies in the company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the company’s statement of income.  The company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

(3)                                 The company defines churn rate as the aggregate number of its retail subscribers (excluding Simplex customers and customers of the independent gateway operators) who cancel service during a month, divided by the average number of retail subscribers during the month.  Others in the company’s industry may calculate churn rate differently.  Churn rate is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the company’s statement of income.  The company believes that churn rate provides useful information concerning customer satisfaction with its services and products.

(4)                                 EBITDA represents earnings before interest, income taxes, depreciation and amortization.  EBITDA does not represent and should not be considered as an alternative to GAAP measurements, such as net income, and the company’s calculations thereof may not be comparable to similarly entitled measures reported by other companies.

The company uses EBITDA as the primary measurement of its operating performance because, by eliminating interest, taxes and the non-cash items of depreciation and amortization, the company believes it best reflects changes across time in the company’s performance, including the effects of pricing, cost control and other operational decisions.  The company’s management uses EBITDA for planning purposes, including the preparation of its annual operating budget.  The company believes that EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the company’s operations.  Because EBITDA does not account for these expenses, its utility as a measure of the company’s operating performance has material limitations.  Because of these limitations, the company’s management does not view EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.

SCHEDULE OF SELECTED OPERATING METRICS

(Dollars in thousands, except ARPU)

(Unaudited)

	Three months ended
	March 31, 2007	March 31, 2006

Subscribers (End of Period)	271,558	203,946

Additions	8,756	7,978

Retail Churn	1.0%	1.4%

ARPU
Retail
GAAP	$42.71	$58.55
Adjusted	$49.30	$66.56
Wholesale
GAAP	$3.46	$8.28

Capital expenditures	$30,268	$4,279

Available liquidity /1	$351,703

Note:

/1              Includes cash on hand ($19.4 million) and restricted cash ($53.9 million), committed liquidity from our undrawn credit facility ($150.0 million) and Thermo standby commitment ($128.4 million) at March 31, 2007.